Exhibit 10.1

DALRADA FINANCIAL CORPORATION
2020 NON-QUALIFIED
EMPLOYEE STOCK PURCHASE PLAN

1. Purpose of Plan.

The purpose of the Dalrada Financial Corporation 2020 Non-Qualified Employee Stock Purchase Plan (the “Stock Purchase Plan”)) is to enhance employee interest in the success and progress of Dalrada Financial Corporation (the “Company”) by encouraging employee ownership of Common Stock, $.005 par value (“Common Stock”), of the Company. The Stock Purchase Plan provides the opportunity to purchase the Company Common Stock at the market price through payroll deductions or lump-sum cash investments.

2. Eligible Employees.

Any employee (as determined by the Company in its sole discretion and without reference to any definition of employee under the Internal Revenue Code or any other statutory or regulatory definition) of the Company or its subsidiaries designated by the Stock Purchase Plan Committee (as defined below) for participation (except such executive officers of the Company or its subsidiaries as the Stock Purchase Plan Committee may determine) is eligible to participate in the Stock Purchase Plan, provided the employee:

(a)	has attained the age of 21;

(b)	is employed by the Company or any of its subsidiaries on the first day of each Purchase Period (as defined below);

(c)	has been continuously employed by the Company or any of its subsidiaries (or any predecessor) for six (6) calendar months preceding the effective date of participation; and

(d)	has customary employment of a minimum of twenty (20) hours per week during at least five (5) months of the year.

The Stock Purchase Plan Committee has the right to waive or amend the foregoing eligibility requirements in its sole discretion. Employees eligible to participate in the Stock Purchase Plan as defined in this Section 2 are referred to as “Eligible Employees.”

3. Election to Participate.

Participation in the Stock Purchase Plan is voluntary. Each employee who is an Eligible Employee may participate in the Stock Purchase Plan by completing and delivering to the Company’s payroll department an Enrollment/Withdrawal Form. The payroll department must receive the completed Enrollment/Withdrawal Form no later than fourteen (14) days prior to the beginning of a payroll period in order for you to participate in the Stock Purchase Plan for that payroll period and subsequent payroll periods. Employees who elect to participate in the Stock Purchase Plan in accordance with this Section 3 are referred to herein as “Participating Employees”

An election to participate in the Stock Purchase Plan authorizes the Company to withhold from the Participating Employee’s paycheck for the next and subsequent payroll periods after timely submission of the Enrollment/Withdrawal Form of an amount equal to the payroll deduction specified in the Enrollment/Withdrawal Form. A Participating Employee may at any time increase or decrease his or her payroll deduction effective with the next payroll period by timely filing a new Enrollment/Withdrawal Form. So long as the Stock Purchase Plan remains in effect, once an employee enrolls in the Stock Purchase Plan, he or she will automatically continue participation on the same basis, unless he or she elects to change deduction amounts, withdraws from participation in the Stock Purchase Plan, or becomes ineligible to participate in the Stock Purchase Plan. Changes in deduction amounts or participation in the Stock Purchase Plan must be communicated in writing to the Company’s payroll department through timely submission of a new Enrollment/Withdrawal Form.

A Participating Employee also may make a lump-sum investment by completing and delivering to the payroll department an Enrollment/ Withdrawal Form accompanied by a check or other monetary instrument acceptable to the Company at least fourteen (14) days prior to the next payroll period in which the investment is to be made.

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4. Investing in the Stock Purchase Plan.

Elections for Stock Purchase Plan investments must be made in whole dollar amounts and specified on the Enrollment/Withdrawal Form. The minimum dollar amount for payroll deductions is $10.00 per pay period for employees that are paid weekly and $20.00 per pay period for employees that are paid bi-weekly or semi-monthly. If a Participating Employee elects to make a lump-sum investment, the minimum investment is $100.00 per payroll period. The maximum investment for the purchase period is 10% of the employee’s gross salary for that purchase period.

5. Use of Funds; No Interest Paid

All funds received by the Company under the Stock Purchase Plan will be included in the general funds of the Company and may be used by the Company for any corporate purpose. No separate account or trust fund will be established to hold funds received under the Stock Purchase Plan. No interest will be paid to any Participating Employee for amounts invested in the Stock Purchase Plan.

6. Purchases of Common Stock under the Stock Purchase Plan.

As of each Purchase Date (as defined in Section 7), each Participating Employee will be deemed to have purchased, without any further action, a number of whole and fractional shares of Common Stock determined by dividing the amount of his or her payroll deductions and lump-sum investments for the preceding Purchase Period (as defined below) by lowest trading closing market price of a share of the Company’s Common Stock that occurred during the preceding accounting quarter (Purchase Period) of the Purchase Date. Fractional shares purchased for a Purchase Period will be combined with purchases for subsequent Purchase Periods to make whole shares.

Purchase Periods begin on the first day of each of the Company’s accounting quarters beginning with the accounting month commencing on or after _____ 1, 2020, and end on the last date of each accounting quarter. The Purchase Date will be on the fifteenth (15) day immediately following the end of each accounting quarter. The Stock Purchase Plan Committee has the power to change the commencement dates or duration of a Purchase Period with respect to any future Purchase Period if the change is announced at least fourteen (14) days prior to the scheduled beginning of the first Purchase Period to be affected.

As an incentive, the Company will grant the employee one share of the company’s common stock for each four shares purchased by the employee. Such certificate will be restricted, have a six-month vesting period and held by the company until fully vested.

7. Purchase Price.

The Employee may purchase up to ten percent (10%) of their salary with payment occurring every pay period. The purchase price for each whole or fractional share of Common Stock purchased under the Stock Purchase Plan will be lowest trading closing market price of the Company’s share of Common Stock that occurred during the preceding accounting quarter of the Purchase Date. The purchase day is the fifteenth day of the calendar month following the end of the accounting quarter on which it is administratively practicable to execute a purchase of shares of Common Stock (the “Purchase Date”).

8. Investment Accounts.

All shares purchased under the Stock Purchase Plan will be maintained by the Company in separate investment accounts (“Investment Accounts”) for each Participating Employee. Each Investment Account may be in the name of the employee or, if he or she so indicates on the Enrollment/Withdrawal Form, in the employee’s name jointly with a member of the employee’s family, with right of survivorship. An employee who is a resident of a jurisdiction that does not recognize a joint tenancy may have an Investment Account as tenant in common with a family member, without right of survivorship.

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9. Sale or Transfer of Common Stock.

A Participating Employee may sell or transfer any Common Stock in the Employee’s Investment Account at any time after purchase, subject to limitations, if any, imposed by applicable laws and procedures instituted by the Company. A sale may be made through the Company or outside of the Company by the employee’s own broker. Any sale or transfer is subject to any commission or other sales or transfer charges, which must be paid by the Participating Employee.

10. Limitation of Number of Shares that an Employee May Purchase.

Reserved

11. Shares Reserved for the Stock Purchase Plan.

There will be reserved for issuance and purchase by employees under the Stock Purchase Plan an aggregate of 2,000,000 shares of Common Stock, subject to adjustment as provided in Section 12. Shares subject to the Stock Purchase Plan may be shares authorized but unissued, or shares that were once issued and subsequently reacquired by the Company (“treasury shares”). If reserved shares are not purchased by a Participating Employee for any reason or if a right to purchase terminates as provided in the Stock Purchase Plan, the unpurchased shares will again become available for issuance under the Stock Purchase Plan unless the Stock Purchase Plan has been terminated, but the unpurchased shares will not increase the aggregate number of shares reserved for purchase under the Stock Purchase Plan.

12. Adjustment in Case of Changes Affecting the Company’s Stock.

If the outstanding shares of Common Stock are subdivided or split, or a stock dividend is paid thereon, the number of shares reserved under this Stock Purchase Plan will be adjusted proportionately, and the other provisions of the Stock Purchase Plan may be adjusted as the Board of Directors of the Company may deem necessary or equitable. If any other change affecting the Common Stock occurs, the Board of Directors may make such adjustments as they deem equitable to give proper effect to such event.

13. Rights as a Shareholder.

When at least one whole share of Common Stock is deemed purchased for a Participating Employee’s account, the employee will have all of the rights or privileges of a shareholder of the Company with respect to whole or fractional shares purchased under the Stock Purchase Plan whether or not certificates representing full shares are issued. Any cash or stock dividend or other distribution on Common Stock held in a Participating Employee’s Investment Account will be credited to the account. Proxy information will be provided for each meeting of the Company’s shareholders so that each Participating Employee may vote his or her shares in accordance with his or her instructions. If no written instructions are received on a timely basis, the voting of shares in the account will be governed by the rules and policies of the Securities and Exchange Commission.

14. Rights Not Transferable.

The right to participate in the Stock Purchase Plan is not transferable by a Participating Employee and is exercisable during his lifetime only by him.

15. Withdrawing from the Stock Purchase Plan.

A Participating Employee may withdraw from the Stock Purchase Plan at any time by properly completing and delivering an Enrollment/Withdrawal Form to the payroll department at least fourteen (14) days prior to the payroll period in which participation is to end, with the withdrawal being effective as of the end of that payroll period and thereafter. After a Participating Employee properly withdraws from the Stock Purchase Plan, the Company will deliver to the withdrawing Employee the balance of his or her uninvested payroll deductions and lump-sum investments as soon as practicable after withdrawal. The Company also will, on request, deliver to the withdrawing Employee the whole shares of Common Stock credited to the employee’s Investment Account under the Stock Purchase Plan and will sell any fractional shares in the open market and remit the net proceeds by check. A withdrawing employee may not participate in the Stock Purchase Plan again until two Purchase Periods after the one in which the employee withdrew. To rejoin the Stock Purchase Plan, a new Enrollment/Withdrawal Form must be submitted.

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16. Death, Retirement or Termination of Employment.

If a Participating Employee dies or retires or if his or her employment is terminated for any reason, the Participating Employee’s participation in the Stock Purchase Plan will end effective immediately and the amount of the employee’s uninvested payroll deductions and lump-sum investments will be refunded to the employee, or in the case of death to his or her estate. The Company also will also arrange for the former employee, or in the case of death his or her estate, to receive the net proceeds from the sale of all shares, or for the employee, his or her brokerage account, or his or her estate to receive the whole shares of Common Stock credited to the employee’s Investment Account under the Stock Purchase Plan and will sell any fractional shares in the open market and remit the net proceeds by check. If no election is made by the employee, or his or her estate, the net proceeds from the sale of all shares will be the default method of distribution.

17. Administration of the Stock Purchase Plan.

The Stock Purchase Plan will be administered, at the Company’s expense, by the Compensation Committee of the Board of Directors or any successor committee appointed by the Board of Directors (the “Stock Purchase Plan Committee”). Subject to the express provisions of the Stock Purchase Plan, the Stock Purchase Plan Committee will have authority to interpret the Stock Purchase Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations necessary or advisable in administering the Stock Purchase Plan, all of which determinations will be final and binding upon all persons unless determined otherwise by the Board of Directors. The Stock Purchase Plan Committee may delegate the day-to-day administration of the Stock Purchase Plan and may request advice or assistance or employ such other persons as are necessary for proper administration of the Stock Purchase Plan.

18. Amendment of the Stock Purchase Plan.

The Board of Directors may at any time, or from time to time, amend the Stock Purchase Plan in any respect, except that no amendment shall be made (a) decreasing the number of shares to be reserved under the Stock Purchase Plan (other than as provided in Section 12), or (b) permitting persons other than employees (as determined by the Company in its sole discretion) to participate in the Stock Purchase Plan.

19. Termination of the Stock Purchase Plan.

The Stock Purchase Plan and all rights of employees under the Stock Purchase Plan will terminate: (a) on the Purchase Date that Participating Employees become entitled to purchase a number of shares greater than the number of reserved shares remaining available for purchase (and no such additional shares shall then be purchased); or (b) at any time, at the discretion of the Board of Directors, after the completion of any Purchase Period. If the Stock Purchase Plan terminates under clause (a), reserved shares remaining as of the termination date will be sold to Participating Employees on a pro rata basis.

20. Effective Date of Stock Purchase Plan.

The Stock Purchase Plan is effective as of _____ 1, 2020.

21. Laws and Regulations.

The Stock Purchase Plan and all rights and obligations of the Company and Participating Employees under the Stock Purchase Plan are subject to all applicable federal, state and foreign laws, rules and regulations, and to such approvals by and regulatory or governmental agency as may, in the opinion of counsel for the Company, be required. Restrictions may apply to the sale of shares of Common Stock by certain officers of the Company and those having similar responsibilities who are subject to federal insider trading and short-swing profit rules.

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22. Rules for Corporate and Subsidiary Officers

Because the federal securities laws, the Company’s Insider Trading Policy and the Company’s Code of Ethics impose certain restrictions on the ability of officers of the Company and its subsidiaries to purchase Common Stock other than during certain “window periods” these officers will be allowed to make lump sum investments in the Stock Purchase Plan, and the Stock Purchase Plan will purchase Common Stock on their behalf, as follows:

(a) Officers of the Company or its subsidiaries designated by the Stock Purchase Plan Committee (“Designated Officers”) will be entitled to make lump sum investments to the Stock Purchase Plan at any time during a “window period,” as determined by the Stock Purchase Plan Committee. An appropriate Enrollment/Withdrawal Form must be submitted to the Corporate Secretary.

(b) The Stock Purchase Plan will purchase Common Stock for those Designated Officers making a lump sum investment during a “window period” as soon as practicable after receipt of a check or other monetary instrument acceptable to the Company.

(c) Designated Officers may not make investments in the Stock Purchase Plan other than as permitted in this Section 22.

(d) Designated Officers may not sell or otherwise transfer any of the Common Stock purchased on their behalf except in full compliance with applicable securities laws and the Company’s Insider Trading Policy.

(e) Except as otherwise described in this Section 22, the other provisions of the Stock Purchase Plan will apply to purchases of Common Stock under the Stock Purchase Plan by Designated Officers.

23. Tax Status of Stock Purchase Plan.

The purchase of shares of Common Stock under the Stock Purchase Plan will be made with “after-tax” dollars of Participating Employees. The amount deducted from a Participating Employee’s paycheck or invested in a lump sum will have been subject previously to withholding of applicable income and employment taxes.

The Stock Purchase Plan is not a qualified plan under the Internal Revenue Code. Consequently, Participating Employees will realize income equal to the amount of the difference between the Fair Market Value of the Common Stock on the Purchase Date and the purchase price. Participating employees also may realize a gain or loss on the sale of any Common Stock purchased under the Stock Purchase Plan. Each employee is advised to consult with his or her own tax advisers prior to participation in the Stock Purchase Plan.

The Company may make such provisions as it deems appropriate for withholding by the Company pursuant to federal or state tax laws of such amounts as the Company determines it is required to withhold in connection with the purchase or sale by a Participating Employee of any Common Stock acquired pursuant to the Stock Purchase Plan. The Company may require a Participating Employee to satisfy any relevant tax requirements before authorizing any issuance of Common Stock to the Participating Employee.

24. ERISA

The Stock Purchase Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

25. No Continued Employment

The Stock Purchase Plan does not confer any rights of continued employment upon any employee of the Company or any of its subsidiaries.

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